UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 18, 2004

SBC COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Charter)

                                                                             Delaware                                                          1-8610                                                       43-1301883
                                                               (State or Other Jurisdiction of                     (Commission File Number)                (IRS Employer Identification No.)
                                                                          Incorporation)

175 E. Houston, San Antonio, Texas 78205
(Address of Principal Executive Offices) (Zip Code)

        Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 18, 2004, SBC Communications Inc. (“SBC”) entered into a $6 billion, three-year revolving credit agreement (the “Agreement”) with certain investment and commercial banks. The obligations of the lenders under the Agreement to provide advances will terminate on October 18, 2007 unless prior to that date either (a) SBC reduces to $0 the commitments of the lenders under the $6 billion line of credit or (b) certain events of default occur. This Agreement replaces a $4.25 billion, 364-day revolving credit agreement which was terminated on October 18, 2004.

In the event advances are made under the Agreement, those advances would be used for general corporate purposes, which could include repayment of maturing commercial paper. Advances bear interest, at SBC’s option, either (i) at a variable annual rate equal to the higher of the base (or prime) rate of the Agent’s bank affiliate, ½% per annum above the average 3-month certificate of deposit rate (adjusted upwards to reflect bank reserve costs) or ½% per annum above the Federal funds rate or (ii) at the London interbank offered rate (“Libor”) (adjusted upwards to reflect any bank reserve costs) applicable to the term requested plus 0.19% per annum (“Applicable Margin”) so long as SBC’s unsecured debt is rated at least A by Standard & Poor’s or A2 by Moody’s Investors Service. In the case of Libor rate loans, the interest rate increases by 0.50% per annum at any time outstanding Advances exceed 50% of total commitments, and the Applicable Margin increases by 0.04% at any time SBC’s unsecured debt is downgraded by both Standard & Poor’s and Moody’s Investors Service to below the levels mentioned above. SBC will pay a facility fee equal to 0.06% of the commitment amount per annum (increased to 0.07% per annum in the event SBC’s unsecured long-term debt rating falls below A and A2).

Advances under the Agreement are not conditioned on the absence of a material adverse change. Repayment of all advances must be made no later than the date on which lenders are no longer obligated to make any advances under the Agreement.

The Agreement contains a negative pledge covenant, which requires that, if at any time SBC or a subsidiary pledges assets or otherwise permits a lien on its properties, advances under the Agreement will be ratably secured, subject to specified exceptions. The Agreement also contains a debt-to-EBITDA financial ratio covenant that SBC will maintain, as of the last day of each fiscal quarter, a ratio of: (a) all items that would be treated under accounting principles generally accepted in the United States (GAAP) as indebtedness on SBC’s consolidated balance sheet to (b) SBC’s Consolidated Net Income for such quarter plus to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges and (iv) extraordinary non-cash losses and minus, to the extent included in determining such Consolidated Net Income, the aggregate amount of (A) interest income, (B) income tax benefit and (C) extraordinary non-cash gains, for the four quarters then ended of not more than 3.0 to 1. For purposes of this covenant, Consolidated Net Income means, for any period, the net income of SBC and its consolidated subsidiaries, determined on a consolidated basis for such period in accordance with GAAP, adjusted to exclude the effect of (a) equity gains or losses in unconsolidated entities, (b) any extraordinary or other non-recurring non-cash gain or loss (including non-cash restructuring charges and non-cash charges for discontinued operations) or (c) any gain or loss on the disposition of investments.

Defaults under the Agreement, which would permit the lenders to accelerate required payment, include non-payment of principal or interest beyond any applicable grace period, failure by SBC or any subsidiary to pay when due other debt above a threshold amount that results in acceleration of that debt (commonly referred to as “cross-acceleration”) or commencement by a creditor of enforcement proceedings within a specified period after a money judgment above a threshold amount has become final, acquisition by any person of beneficial ownership of more than 50% of SBC common shares or a change of more than a majority of SBC’s directors in any 24-month period other than as elected by the remaining directors (commonly referred to as a “change of control”), material breaches of representations in the Agreement, failure to comply with the negative pledge or debt-to-EBITDA ratio covenants described above, failure to comply with other covenants for a specified period after notice, failure by SBC or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974 (ERISA) and specified events of bankruptcy or insolvency.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBC Communications Inc.
By: /s/ John J. Stephens
John J. Stephens
Vice President and Controller

Date: October 18, 2004